Exhibit 99.1

News Release For more information, please contact: Investors: Debbie Hancock 208-202-7259 investors@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Reports First Quarter Fiscal 2026 Results; Reaffirms Fiscal Year 2026 Outlook
EAGLE, ID (September 30, 2025) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the first quarter of fiscal 2026 and reaffirmed its full year financial targets for fiscal 2026.
Summary of First Quarter FY 2026 Results
($ in millions, except per share)

	Q1 2026	Year-Over-Year Growth Rates
Net sales	$1,659.3	—%
Income from operations	$156.5	(26)%
Net income	$64.3	(50)%
Diluted EPS	$0.46	(48)%

Adjusted Income from Operations(1)	$206.5	5%
Adjusted Net Income(1)	$103.0	(9)%
Adjusted Diluted EPS(1)	$0.74	(5)%
Adjusted EBITDA(1)	$302.2	1%
Capital returned to shareholders	$62.1
“The Lamb Weston team delivered a strong start to the fiscal year with solid volume growth and positive customer momentum, underscoring the strength of our value proposition and our operating model,” said Mike Smith, Lamb Weston president and CEO. “We believe our sharpened executional focus and strategic plans behind our Focus to Win strategy are beginning to deliver and position us to drive long-term growth and sustainable value for our shareholders.”
Q1 2026 Commentary
Q1 Results of Operations
Net sales increased $5.2 million, to $1,659.3 million versus the prior year quarter, including a favorable foreign currency impact of $23.7 million. Net sales at constant currency(2) declined 1 percent, as a 6 percent increase in volume was more than offset by a 7 percent decline in price/mix. Volume growth was driven by customer wins and retention, particularly in North America and Asia, as well as lapping an approximately $15 million charge in the prior year quarter related to a voluntary product withdrawal. Price/mix was in line with the Company's expectations and reflects the carryover impact of fiscal 2025 price and trade investments to support customers, ongoing price and trade support, and unfavorable channel product mix within the Company's segments.

Gross profit declined $13.6 million versus the prior year quarter to $342.4 million. Adjusted Gross Profit(1) declined $14.2 million versus the prior year quarter to $338.9 million due primarily to unfavorable price/mix. Unfavorable price/mix was partially offset by higher sales volumes, lower manufacturing costs per pound driven by cost savings initiatives, and the benefit of lapping an approximately $39 million charge in the prior year related to a voluntary product withdrawal.
Selling, general and administrative expenses (“SG&A”) increased $9.7 million versus the prior year quarter to $153.6 million. Adjusted SG&A(1) declined $24.0 million versus the prior year quarter to $132.4 million, reflecting the benefits of ongoing cost savings initiatives and $7.3 million of miscellaneous income primarily from an insurance recovery and property tax refunds.
Net income declined $63.1 million from the prior year quarter to $64.3 million. Diluted EPS declined $0.42 versus the prior year quarter to $0.46. Adjusted Net Income(1) declined $9.7 million year-over-year to $103.0 million, and Adjusted Diluted EPS(1) declined $0.04 from the prior year quarter to $0.74. The decrease in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflect a higher effective tax rate and lower Equity Method Investment Earnings as described below, partially offset by higher Adjusted Income from Operations(1).
Adjusted EBITDA(1) increased $2.8 million from the prior year quarter to $302.2 million. Lower Adjusted SG&A(1) was partially offset by lower Adjusted Gross Profit(1) and Equity Method Investment Earnings (Loss).
The Company’s effective tax rate(3) in the first quarter of 2026 was 42.7 percent, versus 28.5 percent in the first quarter of fiscal 2025. The results in both periods reflect the impact of items outlined in the Reconciliations of Non-GAAP Financial Measures in the tables accompanying this press release. In the first quarter of fiscal 2026, the Company also recorded $10.2 million of discrete tax expense, primarily related to the establishment of a non-cash full valuation allowance against certain international deferred tax assets. Excluding these items, the Company’s effective tax rate(3) was 30.2 percent in the first quarter of 2026, versus 30.8 percent in the prior year quarter.
Q1 2026 Segment Highlights
North America Summary
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, declined 2 percent, or $19.1 million, to $1,084.6 million versus the prior year quarter. Volume increased 5 percent compared to the prior year quarter supported by recent customer contract wins and growth across channels. Price/mix declined 7 percent driven by the carryover impact from fiscal 2025 price investments, the ongoing support of customers through price and trade and an unfavorable channel mix.
North America Segment Adjusted EBITDA decreased $18.0 million to $260.0 million compared to the prior year quarter. The decline primarily reflects price and trade in support of customers, partially offset by higher sales volumes, lower manufacturing costs per pound and Adjusted SG&A(1), which included the benefit of cost savings initiatives. Results also benefited from lapping an approximately $21 million charge related to a voluntary product withdrawal in the prior year.
International Summary
Net sales for the International segment, which includes all sales to customers outside of North America, increased 4 percent, or $24.3 million, to $574.7 million year-over-year, including a favorable $24.5 million from foreign currency translation. Net sales at constant currency(2) was flat. Volume increased 6 percent, led primarily by growth in Asia and with multinational chain customers. Price/mix at constant currency(2) declined 6 percent, driven by investments to support customers as well as ongoing price and trade support.
International Segment Adjusted EBITDA increased $5.8 million to $57.2 million year-over-year, reflecting higher sales volumes and lower manufacturing costs per pound. The improvement primarily reflects lapping an approximately $18 million charge related to the prior year’s voluntary product withdrawal, lower potato prices and benefits from ongoing cost savings initiatives. These benefits were partially offset by $3.5 million in start-up costs associated with the new manufacturing facility in Argentina, which is expected to support future growth.

Equity Method Investment Earnings (Loss)
Equity method investment earnings (loss) from unconsolidated joint ventures were a loss of $0.6 million and earnings of $11.3 million for the first quarter of fiscal 2026 and 2025, respectively. The decline in earnings was primarily the result of lower net sales and an unfavorable mix of sales. The results for the current and prior-year quarters reflect earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated potato processing joint venture in Minnesota.
Cash Flows, Capital Expenditures and Liquidity
Net cash provided by operating activities increased $21.8 million to $352.0 million, primarily reflecting favorable working capital, led by lower finished goods inventories in North America, compared to the last day of the first quarter of fiscal 2025.
Capital expenditures, net of proceeds from blue chip swap transactions, were $79.2 million during the first quarter of fiscal 2026, down $256.4 million from the prior year period. This reduction reflects the completion of growth-based investments in Argentina, the Netherlands and the U.S.
As of August 24, 2025, the Company had $98.6 million of cash and cash equivalents, with $1,318.4 million of available liquidity under its revolving credit facility.
Capital Returned to Shareholders
In the first quarter of fiscal 2026, the Company returned $51.7 million to shareholders through cash dividends. In addition, the Company repurchased $10.4 million of its common stock under the Company’s share repurchase program, with 187,259 shares repurchased at an average price of $55.34 per share. The Company has approximately $348 million remaining that is authorized and available for repurchase under the share repurchase program.
In addition, on September 25, 2025, the Board of Directors declared a quarterly dividend of $0.37 per share of Lamb Weston common stock. The dividend is payable on November 28, 2025 to shareholders of record as of the close of business on October 31, 2025.
Fiscal 2026 Outlook
The Company reaffirms its financial targets for fiscal 2026 as follows:
•Net sales at constant currency in the target range of $6.35 billion to $6.55 billion.
•Adjusted EBITDA(1) target range of $1.00 billion to $1.20 billion.
•Cash used for capital expenditures of approximately $500 million.
•The Company’s guidance includes its current view of the anticipated impact of enacted tariffs by the U.S. and other governments but does not include potential effects of evolving trade policies, including future changes in tariffs or retaliatory measures.
Focus to Win
During the fourth quarter of fiscal 2025, the Company announced Focus to Win, a comprehensive plan designed to improve execution and drive profitable growth. The Focus to Win strategic plan aligns the organization around four guiding principles: focusing investments on priority global markets and segments; strengthening customer partnerships; achieving executional excellence; and setting the pace for innovation. The plan also includes the Cost Savings Program which is expected to deliver at least $250 million of annualized run rate savings by the end of fiscal year 2028. The Company believes it is on track to deliver at least $100 million of expected savings and an additional $60 million of working capital improvements by the end of fiscal year 2026. In connection with these strategic initiatives, the Company expects to recognize total pre-tax charges of $70 million to $100 million, most of which will be paid in fiscal 2026, including approximately $32 million recorded in the first fiscal quarter primarily related to the Cost Savings Program.

End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)Net sales and price/mix growth at constant currency are non-GAAP financial measures that show results as if foreign currency exchange rates had remained constant between the current and prior year periods. These measures are calculated by translating current year financial data into United States dollars using the prior year average exchange rates, which is the same basis used for the prior year results. See the discussion of non-GAAP financial measures in this press release as well as the associated reconciliations under Segment Information and Reconciliation of Net Sales at Constant Currency in the accompanying tables for more information.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its first quarter fiscal 2026 results at 10:00 a.m. ET on September 30, 2025. Participants in the U.S. and Canada may access the conference call by dialing 888-394-8218 and participants outside the U.S. and Canada should dial +1-323-994-2093. The conference ID is 8115650. The conference call also may be accessed live on the internet. Participants can register for the event at: https://investors.lambweston.com/events-and-presentations.
A rebroadcast of the conference call will be available beginning on Tuesday, September 30, 2025, after 2:00 p.m. ET at https://investors.lambweston.com/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For 75 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.
Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Restructuring Expense, Adjusted Income from Operations, Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, and net sales, price/mix and Segment Adjusted EBITDA at constant currency, each of which is considered a non-GAAP financial measure. Net sales, price/mix and Segment Adjusted EBITDA growth at constant currency provide information on the percentage change in net sales, price/mix and Segment Adjusted EBITDA growth, respectively, as if foreign currency exchange rates had remained constant between the prior and current periods. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, income from operations, income tax expense, net income, diluted earnings per share, net sales, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange translation and unrealized derivative activities and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company’s financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company’s underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including net sales at constant currency and Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as costs and other charges relating to the Cost Savings Program, the Restructuring Plan or other cost savings initiatives; strategic developments; impacts of unrealized mark-to-market derivative gains and losses; impacts of foreign currency exchange gains and losses; impacts of blue chip swap transactions; other non-recurring items such as shareholder activism expenses; and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP financial measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking net sales at constant currency and Adjusted EBITDA to net sales and net income, respectively, has not been provided.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “believe,” “drive,” “focus,” “deliver,” “strengthen,” “outlook,” “reaffirm,” “target,” “improve,” “expect,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits therefrom, including with respect to Focus to Win, the Cost Savings Program, and the Restructuring Plan; capital expenditures and investments; costs; working capital; cash flows; and anticipated conditions in the Company’s industry; and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and the Company’s international markets, and an uncertain general economic environment, including tariffs, inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for its products; the availability and prices of raw materials and other commodities; operational challenges; the Company’s ability to successfully implement the Cost Savings Program, the Restructuring Plan or other cost savings or efficiency initiatives, including achieving the benefits of those activities and possible changes in the size and timing of related charges; difficulties, disruptions or delays in implementing new technology; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies, including Focus to Win; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions in the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses; risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended
	August 24, 2025	August 25, 2024
Net sales (4)	$1,659.3	$1,654.1
Cost of sales (1) (2) (4)	1,316.9	1,298.1
Gross profit	342.4	356.0
Selling, general and administrative expenses (3)	153.6	143.9
Restructuring expense (1)	32.3	—
Income from operations	156.5	212.1
Interest expense, net	43.7	45.2
Income before income taxes and equity method earnings	112.8	166.9
Income tax expense	47.9	50.8
Equity method investment earnings (loss)	(0.6)	11.3
Net income (1) (4)	$64.3	$127.4
Earnings per share:
Basic	$0.46	$0.89
Diluted	$0.46	$0.88
Dividends declared per common share	$0.37	$0.36
Weighted average common shares outstanding:
Basic	139.5	143.6
Diluted	139.8	144.2
_______________________________________________
(1)Net income for the thirteen weeks ended August 24, 2025, reflects total pre-tax cash charges totaling $31.9 million ($24.2 million after-tax, or $0.18 per share) primarily related to the Cost Savings Program. These charges are largely related to professional services and employee severance and benefits related to headcount reductions.
(2)Cost of sales for the thirteen weeks ended August 24, 2025 and August 25, 2024 included $3.1 million ($2.4 million after-tax, or $0.02 per share) and $2.9 million ($2.2 million after-tax, $0.01 per share), respectively, of unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts.
(3)Selling, general and administrative expenses (SG&A) include the following items:
a.Stock-based compensation of $10.6 million ($9.0 million after-tax, or $0.07 per share) and $9.5 million ($8.0 million after-tax, or $0.05 per share) for the thirteen weeks ended August 24, 2025 and August 25, 2024, respectively;
b.Unrealized gains related to mark-to-market adjustments associated with currency hedging contracts of $1.8 million ($1.4 million after-tax, or $0.01 per share) and $6.0 million ($4.4 million after-tax, or $0.03 per share) for the thirteen weeks ended August 24, 2025 and August 25, 2024, respectively;
c.Foreign currency exchange gains of $4.7 million ($3.9 million after-tax, or $0.03 per share) for the thirteen weeks ended August 24, 2025, and losses of $0.6 million ($0.5 million after-tax, or $0.01 per share) for the thirteen weeks ended August 25, 2024;
d.Advisory fees related to shareholder activism matters of $4.0 million ($3.1 million after-tax, or $0.02 per share) for the thirteen weeks ended August 24, 2025;
e.Pension settlement charge of $13.1 million ($10.1 million after-tax, or $0.07 per share) for the thirteen weeks ended August 24, 2025 to fully fund the Company’s defined benefit pension plan, enabling lump sum payments to participants and transferring the remaining obligations and related plan assets to an insurer through a group annuity contract; and
f.Blue chip swap transaction gains of $16.6 million (before and after-tax, or $0.12 per share) for the thirteen weeks ended August 25, 2024. The Company entered into blue chip swap transactions to transfer U.S. dollars into Argentina primarily in connection with funding its capacity expansion in Argentina. The blue chip swap rate can diverge significantly from Argentina’s official rate.
(4)The thirteen weeks ended August 25, 2024 included an approximately $39 million ($30 million after-tax, or $0.21 per share) charge related to a voluntary product withdrawal initiated in the fourth quarter of fiscal 2024. This includes an approximately $15 million charge ($11 million after-tax, or $0.08 per share) in net sales and an approximately $24 million charge ($18 million after-tax, or $0.13 per share) in cost of sales. The total charge was allocated to the reporting segments as follows: $21 million to North America and $18 million to International.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	August 24, 2025	May 25, 2025
ASSETS
Current assets:
Cash and cash equivalents	$98.6	$70.7
Receivables, net of allowances of $0.9 and $0.9	772.7	781.6
Inventories	906.8	1,035.4
Prepaid expenses and other current assets	95.2	145.0
Total current assets	1,873.3	2,032.7
Property, plant and equipment, net	3,686.7	3,687.9
Operating lease assets	117.7	113.2
Goodwill	1,113.7	1,090.2
Intangible assets, net	114.5	114.0
Other assets	330.8	354.6
Total assets	$7,236.7	$7,392.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$215.4	$370.8
Current portion of long-term debt and financing obligations	81.8	77.8
Accounts payable	544.9	616.4
Accrued liabilities	415.9	411.0
Total current liabilities	1,258.0	1,476.0
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,670.9	3,682.8
Deferred income taxes	264.0	253.5
Other noncurrent liabilities	254.0	242.6
Total long-term liabilities	4,188.9	4,178.9
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 151,832,842 and 151,390,267 shares issued	151.8	151.4
Treasury stock, at cost, 12,497,431 and 12,152,507 common shares	(856.7)	(838.0)
Additional distributed capital	(468.2)	(479.1)
Retained earnings	2,861.8	2,848.9
Accumulated other comprehensive income	101.1	54.5
Total stockholders’ equity	1,789.8	1,737.7
Total liabilities and stockholders’ equity	$7,236.7	$7,392.6

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Thirteen Weeks Ended
	August 24, 2025	August 25, 2024
Cash flows from operating activities
Net income	$64.3	$127.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	95.3	90.5
Stock-settled, stock-based compensation expense	10.6	9.5
Equity method investment (earnings) loss, net of distributions	0.2	(0.1)
Deferred income taxes	14.5	(2.9)
Pension expense, net of contributions	13.1	0.6
Blue chip swap transaction gains	—	(16.6)
Other	(1.5)	(15.0)
Changes in operating assets and liabilities:
Receivables	17.6	31.9
Inventories	136.3	10.2
Income taxes payable/receivable, net	22.8	49.1
Prepaid expenses and other current assets	40.2	50.1
Accounts payable	(47.7)	9.5
Accrued liabilities	(13.7)	(14.0)
Net cash provided by operating activities	$352.0	$330.2
Cash flows from investing activities
Additions to property, plant and equipment	(77.6)	(325.9)
Additions to other long-term assets	(1.6)	(26.3)
Proceeds from blue chip swap transactions, net of purchases	—	16.6
Other	2.9	—
Net cash used for investing activities	$(76.3)	$(335.6)
Cash flows from financing activities
Proceeds from short-term borrowings	305.0	398.0
Repayments of short-term borrowings	(466.9)	(194.4)
Proceeds from issuance of debt	—	3.3
Repayments of debt and financing obligations	(16.2)	(10.2)
Dividends paid	(51.7)	(51.7)
Repurchase of common stock and common stock withheld to cover taxes	(18.7)	(92.2)
Other	—	(0.6)
Net cash (used for) provided by financing activities	$(248.5)	$52.2
Effect of exchange rate changes on cash and cash equivalents	0.7	2.6
Net increase in cash and cash equivalents	27.9	49.4
Cash and cash equivalents, beginning of period	70.7	71.4
Cash and cash equivalents, end of period	$98.6	$120.8

Lamb Weston Holdings, Inc.
Segment Information and Reconciliation of Net Sales at Constant Currency
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
				% Growth at Constant Currency (3)
	August 24, 2025	August 25, 2024	% Increase (Decrease)	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$1,084.6	$1,103.7	(2%)	(2%)	(7%)	5%
International	574.7	550.4	4%	—%	(6%)	6%
	$1,659.3	$1,654.1	—%	(1%)	(7%)	6%

Segment Adjusted EBITDA (1)(2)
North America	$260.0	$278.0	(6%)	(6%)
International	57.2	51.4	11%	4%
_____________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs including unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, stock-based compensation, items impacting comparability, and the items discussed in footnotes (1) - (3) to the Consolidated Statements of Earnings.
(2)See footnotes (4) to the Consolidated Statements of Earnings for discussion.
(3)Net sales, price/mix, and Segment Adjusted EBITDA at constant currency are non-GAAP financial measures. Constant currency results exclude the impact of foreign currency translation by applying prior year average exchange rates to current year results. A reconciliation of net sales is provided below.
Foreign currency translation had a minimal impact on overall Segment Adjusted EBITDA, as the Company mitigates exposure by purchasing goods and services in local currency where practical. For the quarter, the effects of foreign currency translation to Segment Adjusted EBITDA were minimal to the North America segment and favorable by approximately $4 million to the International segment. See the discussion of non-GAAP financial measures in this press release for more information.

Thirteen Weeks Ended August 24, 2025	Net Sales	Currency	Net Sales at Constant Currency
North America	$1,084.6	$0.8	$1,085.4
International	574.7	(24.5)	550.2
	$1,659.3	$(23.7)	$1,635.6

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended August 24, 2025	Gross Profit	SG&A	Restructuring Expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings (Loss)	Net Income	Diluted EPS
As reported	$342.4	$153.6	$32.3	$156.5	$43.7	$47.9	$(0.6)	$64.3	$0.46
Unrealized derivative gains (2)	(3.1)	1.8	—	(4.9)	—	(1.1)	—	(3.8)	(0.03)
Foreign currency exchange gains (2)	—	4.7	—	(4.7)	—	(0.8)	—	(3.9)	(0.03)
Stock-based compensation (4)	—	(10.6)	—	10.6	—	1.6	—	9.0	0.07
Items impacting comparability (2):
Cost Savings Program, Restructuring Plan, and other expenses	(0.4)	—	(32.3)	31.9	—	7.7	—	24.2	0.18
Shareholder activism expense	—	(4.0)	—	4.0	—	0.9	—	3.1	0.02
Pension settlement	—	(13.1)	—	13.1	—	3.0	—	10.1	0.07
Total adjustments	(3.5)	(21.2)	(32.3)	50.0	—	11.3	—	38.7	0.28
Adjusted (3)	$338.9	$132.4	$—	$206.5	$43.7	$59.2	$(0.6)	$103.0	$0.74

Thirteen Weeks Ended August 25, 2024
As reported	$356.0	$143.9	$—	$212.1	$45.2	$50.8	$11.3	$127.4	$0.88
Unrealized derivative gains (2)	(2.9)	6.0	—	(8.9)	—	(2.3)	—	(6.6)	(0.04)
Foreign currency exchange losses (2)	—	(0.6)	—	0.6	—	0.1	—	0.5	0.01
Blue chip swap transaction gains (2)	—	16.6	—	(16.6)	—	—	—	(16.6)	(0.12)
Stock-based compensation (4)	—	(9.5)	—	9.5	—	1.5	—	8.0	0.05
Total adjustments	(2.9)	12.5	—	(15.4)	—	(0.7)	—	(14.7)	(0.10)
Adjusted (3)	$353.1	$156.4	$—	$196.7	$45.2	$50.1	$11.3	$112.7	$0.78
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(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (1) - (3) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.
(4)Beginning with the first quarter of fiscal 2026, net non-cash expenses arising from stock-based compensation awards are excluded from Adjusted SG&A for the current and prior year period.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company is presenting Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, stock-based compensation, and items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

	Thirteen Weeks Ended
	August 24, 2025	August 25, 2024
Net income (1)	$64.3	$127.4
Interest expense, net	43.7	45.2
Income tax expense	47.9	50.8
Income from operations including equity method investment earnings (2)	155.9	223.4
Depreciation and amortization (3)	96.3	91.4
Unrealized derivative gains (1)	(4.9)	(8.9)
Foreign currency exchange (gains) losses (1)	(4.7)	0.6
Blue chip swap transaction gains (1)	—	(16.6)
Stock-based compensation	10.6	9.5
Items impacting comparability (1):
Cost Savings Program, Restructuring Plan, and other expenses (4)	31.9	—
Shareholder activism expense	4.0	—
Pension settlement	13.1	—
Adjusted EBITDA (5)	$302.2	$299.4

Segment Adjusted EBITDA
North America	$260.0	$278.0
International	57.2	51.4
Unallocated corporate costs (6)	(15.0)	(30.0)
Adjusted EBITDA	$302.2	$299.4
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(1)See footnotes (1) - (4) to the Consolidated Statements of Earnings for more information.
(2)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. See Note 12, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended May 25, 2025, filed with the SEC on July 23, 2025, for more information.
(3)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.2 million and $2.1 million for the thirteen weeks ended August 24, 2025 and August 25, 2024, respectively.
(4)For more information about the Cost Savings Program and Restructuring Plan, see Note 4, Restructuring, of the Condensed Notes to Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 24, 2025, to be filed with the SEC.
(5)See “Non-GAAP Financial Measures” in this press release for additional information.
(6)Results for the Company’s two operating segments reflect corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and other support services, which include, but are not limited to, costs associated with the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments. In the table above, unallocated corporate costs exclude unrealized derivative gains and losses, foreign currency exchange gains and losses, blue chip swap transaction gains, stock-based compensation, and items impacting comparability. These items are added to net income as part of the reconciliation of net income to Adjusted EBITDA.